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Exhibit 23.1

  Consent of Ernst & Young LLP, Independent Auditors

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65200, 333-58957 and 333-35919) pertaining to the Cell
Therapeutics, Inc. 1994 Equity Incentive Plan and the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-93835, 333-33872, 333-36038,
333-41300 and 333-67906) of Cell Therapeutics, Inc. and in the related Prospectuses of our report dated February 8, 2002, with respect to the financial statements and schedule of Cell Therapeutics, Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 2001.

                                                /s/ ERNST & YOUNG LLP

Seattle, Washington
April 29, 2002

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